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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 15, 2006, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated February 22, 2006, relating to the financial statements and financial highlights of New York Life Insurance and Annuity Corporation Variable Annuity Separate Account IV, which appear in such Registration Statement. We also consent to the references to us under the heading "Financial Statements" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP


New York, New York
August 30, 2006